Exhibit 99.1

THE INTERPUBLIC GROUP OF COMPANIES, INC.
WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
1271 Avenue of the Americas, New York, N.Y. 10020

FOR IMMEDIATE RELEASE

INTERPUBLIC CHIEF FINANCIAL OFFICER
SEAN ORR TO LEAVE COMPANY

Chief Operating Officer Chris Coughlin
Will Assume CFO Title and Responsibilities

NEW YORK, NY (July 02, 2003) - The Interpublic Group (NYSE: IPG) announced today that Executive Vice President and Chief Financial Officer Sean F. Orr will be leaving the company at the end of August. At that time, his title and responsibilities will be assumed by Christopher J. Coughlin, the company's Chief Operating Officer.

According to Frank J. Borelli, Interpublic's Presiding Director, "We understand and respect Sean's desire to move onto a new phase in his career. His efforts were significant in helping the company come through some of its recent difficulties. Notably, Sean should be recognized for the role he played in identifying the accounting situation at McCann-Erickson in Europe, addressing it forcefully and beginning to put in place new, improved financial systems. We wish him well in whatever he chooses to do."

"Our initiatives to strengthen the balance sheet have been very successful and that key priority has been substantially accomplished," said Interpublic Chairman and CEO David Bell. "Sean has helped lead these efforts, for which we thank him. He has also graciously agreed to stay in his position until late August, so as to ensure a smooth transition of the corporate finance functions. This should allow Chris Coughlin to remain focused on the strategic priorities he is driving within Interpublic: margin enhancement, as well as operational accountability and reliability. Sean is a bright and capable executive and I know he will find interesting challenges in the future."

Mr. Orr joined Interpublic as Executive Vice President and Chief Financial Officer in June of 1999 from PepsiCo, Inc., where he had been Senior Vice President and Controller. From 1994 to 1997, he served as Executive Vice President and Chief Financial Officer of the Frito-Lay Company, a PepsiCo subsidiary. Prior to that, he had been Vice President and Controller at the Reader's Digest Association, a post he took in 1990. Mr. Orr began his career with KPMG Peat Marwick in 1976 and was elected Partner ten years later.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Its five global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group, Interpublic Sports and Entertainment Group, and Advanced Marketing Services. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick Worldwide.
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Contact Information

Press:                                   Investors:
Philippe Krakowsky                       Susan Watson
(212) 399-8088                           (212) 399-8208